Exhibit 99.1
Information: Geoff Mordock
Telephone: (213) 489-8271
BANKRUPTCY COURT APPROVES KAISER ALUMINUM DISCLOSURE
STATEMENT
Reorganization Expected in Early 2006
FOOTHILL RANCH, Calif. — September 8, 2005 — Kaiser Aluminum Corporation today announced that the U.S. Bankruptcy Court for the District of Delaware has approved the company’s Disclosure Statement that relates to its Second Amended Plan of Reorganization (POR). The court has scheduled a confirmation hearing with respect to the POR for January 9, 2006 and January 10, 2006. Assuming plan confirmation at that time, the company could emerge from Chapter 11 by the end of January or early February 2006.
“Today’s ruling completes the first of three final milestones to the company’s successful completion of its reorganization,” said Jack Hockema, president and chief executive officer, Kaiser Aluminum. “We anticipate that the remaining two — voting by the creditors and confirmation by the bankruptcy and district courts — will be completed according to the court’s schedule within the next four months. As a result, we now have a definitive, court-approved schedule to emerge early next year as a globally competitive company with a strong balance sheet, best-in-class operations, and the ability to grow in our key transportation and industrial markets.”
Hockema continued, “I credit today’s achievement to the outstanding support of our employees, customers, suppliers, and other stakeholders who share our commitment of driving Kaiser Aluminum to its full potential in terms of customer service, quality, product development, and financial performance.”
The company expects to commence a 60-day solicitation of acceptances of the POR by creditors by September 15, 2005. Because the POR reflects previously disclosed agreements reached with the company’s major creditor constituents, the company is optimistic that it will receive the necessary acceptances for plan confirmation. However, no assurance can be given that the plan will ultimately receive the necessary acceptances by creditors, or be confirmed by the Bankruptcy Court or U.S. District Court, or that the transactions contemplated by the plan will ultimately be consummated.
As more fully discussed in the company Quarterly report on Form 10-Q for the period ended June 30, 2005, the company’s restructuring would resolve prepetition claims that are currently subject to compromise. Those claims include, among others, retiree medical, pension, asbestos, and other tort, bond, and note claims. The plan would also result in the cancellation of the equity interests of current stockholders and the distribution of equity in the emerging company to creditors or creditor representatives. The majority of the new equity would be distributed to two voluntary employee benefit associations that were created in 2004 to provide medical benefits or funds to defray the cost of medical benefits for salaried and hourly retirees. Retiree medical plans existing at that time were cancelled. All personal injury claims relating to both prepetition and future claims for asbestos, silica and coal tar pitch volatiles, and existing claims regarding noise-induced hearing loss, would be permanently resolved by the formation of certain trusts funded primarily by the company’s rights to proceeds from certain of its insurance policies and the establishment of channeling injunctions that would permanently channel these liabilities away from the company and into the trusts.
Complete details are included in the plan and disclosure statement, which the company has posted in the “Restructuring” section of its web site at www.kaiseraluminum.com.
Kaiser Aluminum Corporation (OTCBB: KLUCQ) is a leading producer of fabricated aluminum products for aerospace and high-strength, general engineering, automotive, and custom industrial applications. The company has more than 2,000 employees and 11 plants in North America having the capacity to produce more than 400 million pounds annually of value-added sheet, plate, extrusions, forgings, rod, bar, and tube. Upon emergence, the company also expects to continue to own its 49 percent interest in Anglesey Aluminium Limited, which operates an aluminum smelter in Wales.
F-1023
Company press releases may contain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation information regarding the future economic performance and financial condition of Kaiser, the status and progress of the company’s reorganization, the plans and objectives of the company’s management and the company’s assumptions regarding such performance and plans. Kaiser cautions that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. Actual events could differ materially from those reflected in the forward-looking statements contained in this press release as a result of various factors, including but not limited to those relating to: obtaining requisite acceptances of the plan by creditors; obtaining confirmation of the plan by the Bankruptcy Court and the U.S. District Court and thereafter consummating the plan; competition in the industry in which Kaiser operates; the loss of Kaiser’s customers or changes in the business or financial condition of such customers; conditions in the markets in which Kaiser operates; economic, regulatory and political factors in the foreign countries in which Kaiser operates, services customers or purchases raw materials; unplanned business interruptions; increases in the cost of raw materials Kaiser uses; rising energy costs; Kaiser’s hedging program; expiration of the power agreement for Anglesey; Kaiser’s loss of key personnel or inability to attract such personnel; employee relations; pending asbestos-related legislation; Kaiser’s compliance with health and safety, environmental and other legal regimes; environmental and other legal proceedings or investigations affecting Kaiser; Kaiser’s ability to implement new technology initiatives; Kaiser’s ability to protect proprietary rights to technology; and other risks described in the disclosure statement, a copy of which will be posted on the company’s website. No assurance can be given as to whether or when Kaiser’s plan of reorganization will be consummated or, if and when it does become effective, as to the actual amounts that will ultimately be distributed thereunder to Kaiser’s creditors.